Exhibit 10.3

AMENDMENT NO. 4 (this “Amendment”), dated as of June 23, 2015, to the Amended and Restated Credit and Funding Agreement dated as of December 9, 2010, as amended by the First Amendment thereto dated as of December 27, 2010, the Second Amendment thereto dated as of April 27, 2012, and the Third Amendment thereto dated as of June 23, 2014 (the “Credit and Funding Agreement”), among OLIN CORPORATION, a Virginia corporation (the “Borrower”), the Lenders and other parties party thereto from time to time and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent.

RECITALS

A.            Pursuant to the Credit and Funding Agreement, the Lenders have extended credit to the Borrower, on the terms and subject to the conditions set forth therein.

B.            The Borrower has requested that the Credit and Funding Agreement be amended as set forth herein.

C.            The Lenders are willing to agree to such amendments on the terms and conditions set forth herein.

Accordingly, in consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1           Definitions.  Except as otherwise expressly provided herein, capitalized terms used in this Amendment shall have the meanings given to them in Section 1.01 of the Credit and Funding Agreement.

1.2           Rules of Interpretation.  Except as otherwise expressly provided herein, the rules of interpretation set forth in Section 1.02 of the Credit and Funding Agreement shall apply mutatis mutandis to this Amendment.

ARTICLE 2
AMENDMENTS

2.1           Additional Definitions.  Section 1.01 of the Credit and Funding Agreement is hereby amended by adding the following definitions in appropriate alphabetical order :

  “Consolidated Cost Savings” means, for any period, those synergies, operating expense reductions and cost-savings of the Company and its Subsidiaries that are reasonably identifiable, factually supportable and projected by the Company in good faith to be realized following the Closing Date as a result of restructurings, reorganizations, divestitures, cost savings initiatives, production rationalizations and other similar initiatives, in each case to the extent not prohibited by this Agreement (collectively, “Initiatives”) (calculated on a pro forma basis as if such synergies, operating expense reductions and cost-savings had been realized on the first day of such period, and net of the amount of actual benefits realized during such period from such Initiatives to the extent already included in Consolidated Net Income for such period); provided that (i) no synergies, operating expense reductions or cost-savings shall be added to Consolidated EBITDA pursuant to clause (e) thereof to the extent duplicative of any expenses or charges otherwise added to (or excluded from) Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (ii) projected amounts (and not yet realized) (x) may be added (the date on which such amounts are added, the “Initiative Commencement Date”) once actions in respect of such Initiative have been taken or are expected to be taken (in the good faith determination of the Borrower) within 12 months and (y) may no longer be added back in calculating Consolidated EBITDA pursuant to clause (e) thereof to the extent occurring more than six full fiscal quarters after the Initiative Commencement Date and (iii) Consolidated Cost Savings in respect of a merger shall be determined in a manner consistent with the manner in which synergies, operating expense reductions and cost-savings were included in the calculation of Consolidated EBITDA for purposes of clause (A) of the last sentence of “Consolidated EBITDA”.

“Consolidated Transaction Costs” means, for any period, the sum (without duplication) of all non-recurring fees, costs and expenses incurred by the Company and its Subsidiaries, whether before, on or within six months after the Closing Date, in connection with the Transactions during such period.

“DCP Acquisition” means the acquisition by the Borrower, directly or indirectly, of The Dow Chemical Company’s chlorine products business and related assets.

“Guarantee Agreement” means the Guarantee Agreement substantially in the form attached hereto as Exhibit D to the Wells Credit Agreement, with such changes thereto as shall be agreed by the administrative agent under the Wells Credit Agreement, together with each supplement thereto, in each case that may be executed and delivered by one or more Guarantors and the administrative agent under the Wells Credit Agreement.

“Guarantor” means each Subsidiary that is or, at the election of the Borrower becomes, a party to the Guarantee Agreement, for so long as such Subsidiary is a party thereto.

“Material Acquisition” shall have such meaning as set forth in the Wells Credit Agreement.

“Material Disposition” shall have such meaning as set forth in the Wells Credit Agreement.

“Merger” shall have such meaning as set forth in the Wells Credit Agreement.

“Transactions” shall have such meaning as set forth in the Wells Credit Agreement.

“Wells Credit Agreement” means that Credit Agreement dated as of June 23, 2015 among the Borrower, Olin Canada ULC, the lenders and issuers of letters of credit that are party to such Wells Credit Agreement or become party to such Credit Agreement pursuant to the terms thereof and Wells Fargo Bank, National Association, as administrative agent  for the lenders and issuing banks thereunder.

2.2            Amended Definitions.  Section 1.01 of the Credit and Funding Agreement is hereby amended by amending and restating the following definitions:

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period (adjusted to exclude all extraordinary or unusual items and any gains or losses on sales of assets outside the ordinary course of business) plus, without duplication and (except with respect to synergies included in Consolidated Cost Savings) to the extent deducted in calculating such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount with respect to Indebtedness (including the Advances), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) Consolidated Cost Savings; provided that with respect to any period, the aggregate amount added back in the calculation of Consolidated EBITDA for such period pursuant to this clause (e) and clause (f) below shall not exceed (x) for any period ended on or prior to December 31, 2016, 20% of Consolidated EBITDA and (y) otherwise, 15% of Consolidated EBITDA (in each case calculated prior to giving effect to any add-backs pursuant to this clause (e) and clause (f) below), (f) costs and expenses incurred in connection with the implementation of Initiatives; provided that with respect to any period, the aggregate amount added back in the calculation of Consolidated EBITDA for such period pursuant to this clause (f) and clause (e) above shall not exceed (x) for any period ended on or prior to December 31, 2016, 20% of Consolidated EBITDA and (y) otherwise, 15% of Consolidated EBITDA (in each case calculated prior to giving effect to any add-backs pursuant to this clause (f) and clause (e) above), (g) Consolidated Transaction Costs; provided that the aggregate amount added back in the calculation of Consolidated EBITDA pursuant to this clause (g) shall not exceed $100,000,000, (h) all payments triggered in respect of the Borrower’s non-qualified deferred compensation and post-retirement benefit plans in connection with the Transactions during such period and (i) any other non-cash charges, minus, (i) any cash payments made during such period in respect of items described in clause (i) above subsequent to the fiscal quarter in which the relevant non-cash charge was reflected as a charge in the statement of Consolidated Net Income and (ii) to the extent included in calculating such Consolidated Net Income for such period, any non-cash income (other than amounts accrued in the ordinary course of business under accrual-based revenue recognition procedures in accordance with GAAP).  For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of the Consolidated Leverage Ratio, if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition or a Material Disposition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition, as applicable, occurred on the first day of such Reference Period. Notwithstanding the foregoing, but subject to the immediately preceding sentence (other than in respect of the Merger), (A) Consolidated EBITDA shall be deemed to be (w) $269,300,000 for the fiscal quarter ended June 30, 2014, (x) $262,600,000 for the fiscal quarter ended September 30, 2014, (y) $240,700,000 for the fiscal quarter ended December 31, 2014 and (z) $250,300,000 for the fiscal quarter ended March 31, 2015 and (B) Consolidated EBITDA for any period ended prior to the Closing Date of the DCP Acquisition (as defined in the Wells Credit Agreement) but subsequent to March 31, 2015 shall be determined in good faith by the Company on a pro forma basis consistent with the basis on which Consolidated EBITDA for the fiscal quarters set forth in clause (A) above were calculated.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date (including the Borrower’s Indebtedness in respect of its Guarantee of the Guaranteed Secured Senior Notes due 2017, Series O, of Sunbelt Chlor Alkali Partnership), determined on a consolidated basis in accordance with GAAP; provided that, at any time prior to the closing of the DCP Acquisition, the amount of any Indebtedness incurred to finance the DCP Acquisition in whole or in part shall be reduced by the cash proceeds thereof at the time held by the Borrower or any Domestic Subsidiary in a segregated account pending the consummation of the DCP Acquisition.

“Loan Documents” means this Agreement, the Administrative Agent’s Letter, the Indentures, the Loan Agreements, the Bond Notes, the Bonds, the Tax Regulatory Agreements, the Guarantee Agreement (if and when executed) and any other instruments, certificates or documents delivered in connection herewith or in connection with the issuance of the Bonds.

2.3           Section 6.01(b) (Consolidated Leverage Ratio).  Section 6.01(b) of the Credit and Funding Agreement is hereby amended and restated in its entirety as follows:

“(b)  Consolidated Leverage Ratio.  Maintain a Consolidated Leverage Ratio as of the last day of (i) each of the first six Reference Periods ending after the Closing Date of the DCP Acquisition (as defined in the Wells Credit Agreement) (commencing with the Reference Period that includes the first full fiscal quarter ending after the Closing Date of the DCP Acquisition (as defined in the Wells Credit Agreement)) of not more than 4.50:1.0, (ii) the next two following Reference Periods of not more than 4.25:1.0, (iii) the next two following Reference Periods of not more than 4:00:1.0 and (iv) each Reference Period thereafter of not more than 3.75:1.00.”

2.4           Section 6.01(c) (Consolidated Interest Coverage Ratio).  Section 6.01(c) of the Credit and Funding Agreement is hereby amended by adding at the end thereof the words “; provided that for each Reference Period ending on the date of or after the consummation of the DCP Acquisition, such minimum Consolidated Interest Coverage Ratio shall be 3.50:1.00”.

2.5           Section 6.02(b) (Domestic Subsidiary Indebtedness).  Section 6.02(b) of the Credit and Funding Agreement is hereby amended by (i) deleting the word “and” at the end of clause (iv) thereof, (ii) deleting the “.” at the end of clause (v) thereof and substituting in lieu thereof “; and” and (iii) adding the following new clause (vi) at the end thereof:

“(vi) on and after the date of consummation of the DCP Acquisition, Indebtedness of any Domestic Subsidiary that is a Guarantor under the Guarantee Agreement.”

2.6           Additional Exhibits.  Exhibit I hereto is hereby added to the Credit and Funding Agreement as Exhibit D.

ARTICLE 3
MISCELLANEOUS

3.1           Effectiveness.  This Amendment is effective as of the date hereof upon its execution and delivery by the Borrower and Lenders constituting the Majority Lenders.  The Administrative Agent shall promptly notify the Lenders of the occurrence of the effectiveness of this Amendment.

3.2           Representations and Warranties.  The Borrower hereby represents and warrants to the Lenders and the Administrative Agent that (a) after giving effect to this Amendment, the representations and warranties set forth in the Credit and Funding Agreement are correct in all material respects on and as of the date hereof as though made on and as of the date hereof and (b) no event has occurred and is continuing which constitutes an Event of Default or which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

3.3           No Waiver.  Except as specifically amended or modified pursuant to the terms of this Amendment, the terms and conditions of the Credit and Funding Agreement and the other Loan Documents remain in full force and effect.  Nothing herein shall limit in any way the rights and remedies of the Lenders or the Administrative Agent under the Credit and Funding Agreement (as amended and modified hereby) and the other Loan Documents.

3.4           Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.

3.5           Governing Law.  This Amendment and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon arising out of or relating to this Amendment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their officers or members, duly authorized as of the day and year first above written.

Borrower

OLIN CORPORATION

By:	/s/ Stephen C. Curley
Name: Stephen C. Curley
Title: Vice President & Treasurer

Administrative Agent

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Thomas S. Sherman
Name: Thomas S. Sherman
Title: Senior Vice President

Lenders

WELLS FARGO BANK, N.A.

By:	/s/ Peter Martinets
Name: Peter Martinets
Title: Managing Director

BANK OF AMERICA, N.A.

By:	/s/ Eric A. Escagne
Name: Eric A. Escagne
Title: Senior Vice President

BRAND BANKING AND TRUST COMPANY

By:	/s/ John P. Malloy
Name: John P. Malloy
Title: Senior Vice President

BOKF, NA dba Bank of Oklahoma

By:	/s/ Jane Faulkenberry
Name: Jane Faulkenberry
Title: Senior Vice President